                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[_]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                         United HealthCare Corporation
- --------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


- --------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------

     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------

     (3) Filing Party:

     -------------------------------------------------------------------------

     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

LOGO (R)                 UNITED HEALTHCARE CORPORATION

                                300 Opus Center
                              9900 Bren Road East
                          Minnetonka, Minnesota 55343


                                                                  March 31, 1995

Dear Shareholder:

  You are cordially invited to attend the Annual Meeting of Shareholders of United HealthCare Corporation, to be held on May 10, 1995, at 1:00 p.m., Minneapolis time, at the Lutheran Brotherhood Building Auditorium, 625 Fourth Avenue South, Minneapolis, Minnesota.

  Information about the business of the meeting and the nominees for election as members of the Board of Directors is set forth in the formal meeting notice and the proxy statement on the following pages.

  We hope you can attend the meeting. However, if you will not be able to join us, we urge you to exercise your right as a shareholder and vote. The vote of every shareholder is important, and your cooperation in completing, signing and returning the enclosed proxy promptly will be appreciated.

                                        Sincerely,

                                        LOGO
                                        William W. McGuire, M.D.
                                        Chairman, President and Chief Executive
                                        Officer

LOGO (R)                 UNITED HEALTHCARE CORPORATION

                                300 Opus Center
                              9900 Bren Road East
                          Minnetonka, Minnesota 55343

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 10, 1995

TO THE SHAREHOLDERS OF UNITED HEALTHCARE CORPORATION:

  Notice is hereby given that the Annual Meeting of Shareholders of United HealthCare Corporation ("United" or the "Company") will be held on Wednesday, May 10, 1995, at the Lutheran Brotherhood Building Auditorium, 625 Fourth Avenue South, Minneapolis, Minnesota, at 1:00 p.m., Minneapolis time, for the following purposes:

  1. To elect three directors of the Company.

  2. To consider and vote upon a proposal to adopt the United HealthCare Corporation 1995 Non-employee Director Stock Option Plan.

  3. To ratify the appointment of Arthur Andersen & Co. as independent public accountants for the Company for the fiscal year ending December 31, 1995.

  4. To consider and act upon any other matters that may properly come before the meeting or any adjournment thereof.

  Only the shareholders of record of United Common Stock at the close of business on March 13, 1995, will be entitled to receive notice of and to vote at the meeting or any adjournment thereof.

  YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO BE PERSONALLY PRESENT AT THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. IF YOU LATER DESIRE TO REVOKE YOUR PROXY, YOU MAY DO SO AT ANY TIME BEFORE IT IS EXERCISED.

                                        BY ORDER OF THE BOARD OF DIRECTORS,

                                        Kevin H. Roche
                                        Secretary

March 31, 1995

LOGO(R)                  UNITED HEALTHCARE CORPORATION
                                300 Opus Center
                              9900 Bren Road East
                          Minnetonka, Minnesota 55343

                               ----------------

                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF SHAREHOLDERS

                                  May 10, 1995

  This Proxy Statement is furnished in connection with the solicitation of the enclosed proxy by the Board of Directors of United HealthCare Corporation ("United" or the "Company") for use at the Annual Meeting of Shareholders to be held on May 10, 1995, at 1:00 p.m, Minneapolis time, at the Lutheran Brotherhood Building Auditorium, 625 Fourth Avenue South, Minneapolis, Minnesota (the "Annual Meeting"), and at any adjournment thereof, for the purposes set forth in the Notice of Annual Meeting of Shareholders.

  Shares of United Common Stock represented by proxies in the form solicited will be voted in the manner directed by a shareholder. If no direction is made, the proxy will be voted FOR the election of the nominees for director named in this Proxy Statement and FOR the other proposals discussed herein. A shareholder may revoke his or her proxy at any time before it is voted by delivering to an officer of the Company a written notice of termination of the proxy's authority, by filing with an officer of the Company another proxy bearing a later date, or by appearing and voting at the meeting. This Proxy Statement and the form of proxy enclosed are being mailed to shareholders commencing on or about March 31, 1995.

  Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspectors of election appointed by the Company for the meeting and the number of shareholders present in person or by proxy will determine whether or not a quorum is present. If a shareholder abstains from voting as to any matter, then the shares held by such shareholder shall be deemed present at the meeting for purposes of determining a quorum and for purposes of calculating the vote with respect to such matter, but shall not be deemed to have been voted in favor of such matter. If a broker returns a "non-vote" proxy, indicating a lack of authority to vote on such matter, then the shares covered by such non-vote shall be deemed present at the Annual Meeting for purposes of determining a quorum but shall not be deemed to be represented at the Annual Meeting for purposes of calculating the vote with respect to such matter. A shareholder giving the enclosed proxy may revoke it at any time before the vote is cast at the Annual Meeting.

  Only the holders of the Company's Common Stock whose names appear of record on the Company's books at the close of business on March 13, 1995, will be entitled to vote at the Annual Meeting. At the close of business on March 13, 1995, a total of 172,943,352 shares of United Common Stock were outstanding, each share being entitled to one vote. The affirmative vote of a majority of the shares of the Company's Common Stock represented at the meeting in person or by proxy is necessary to effectuate all matters proposed to the shareholders at the Annual Meeting. Each shareholder of Common Stock is entitled to one vote for each share held. There is no right to cumulate voting as to any matter.

  In each of August 1992 and February 1994, the Company declared a two-for-one stock split in the form of a stock dividend on its issued and outstanding shares of Common Stock as of September 1, 1992 and February 23, 1994, respectively. All references in this Proxy Statement to the number or price of shares of the Company's Common Stock have been restated to reflect the stock splits.

  Expenses in connection with the solicitation of proxies will be paid by the Company. Proxies are being solicited primarily by mail, but, in addition, officers and regular employees of the Company who will receive no extra compensation for their services may solicit proxies by telephone, telecopier, or personal calls. The Company anticipates that it may utilize the services of an independent proxy solicitor who has not yet been selected by the Company. The cost for such services, if needed, is not expected to exceed $15,000.

  A copy of the Company's Annual Report for the year ended December 31, 1994 is being furnished to each shareholder with this Proxy Statement.

                             ELECTION OF DIRECTORS

  The Board of Directors of the Company is divided into three classes, Class I, Class II, and Class III, as nearly equal in number as possible. Each class serves three years with the terms of office of the respective classes expiring in successive years. The term of office of directors in Class III expires at the Annual Meeting.

  In November 1994, pursuant to the Company's Bylaws, the Board of Directors decreased the size of the Board from 13 members to 12 members. One of the incumbent Class III directors, Robert K. Ditmore is retiring from the Board of Directors and accordingly will not stand for reelection to a new term. In connection with Mr. Ditmore's retirement and the resignation, effective May 11, 1995, of George B. Borkow, a Class II director of the Company since 1991, the Board of Directors has taken action to further reduce the size of the Board, effective at the Annual Meeting, to ten members. As a result, three directors are being nominated for election to Class III at the Annual Meeting.

  The persons named in the accompanying proxy will vote for the election of the nominees described herein, unless authority to vote is withheld. The Board of Directors has been informed that each of the nominees is willing to serve as a director; however, if any nominee should decline or become unable to serve as a director for any reason, the proxy may be voted for such other person as the proxies shall, in their discretion, determine.

  The following table sets forth certain information as of March 1, 1995, concerning the nominees for election as directors of the Company and as to the other directors whose terms of office will continue after the Annual Meeting:

Name                      Age Position with Company
- ----                      --- ---------------------
Nominees for Election as Directors Whose Terms Expire in 1998 (Class III)
William C. Ballard, Jr.    54 Director
Richard T. Burke           51 Director
Robert K. Ditmore          61 Director*
William W. McGuire, M.D.   46 Chairman, President and Chief Executive
                              Officer

Name                    Age     Position with Company
- ----                    ---     ---------------------
Directors Whose Terms Expire in 1997 (Class II)
George B. Borkow         47     Director*
James A. Johnson         51     Director
Douglas W. Leatherdale   58     Director
Elizabeth J. McCormack   73     Director

Directors Whose Terms Expire in 1996 (Class I)
Thomas H. Kean           59     Director
James L. Seiberlich      65     Director
William G. Spears        56     Director
Gail R. Wilensky         51     Director

- --------
   * Mr. Ditmore is retiring from the Board of Directors and accordingly is not standing for reelection. Mr. Borkow will resign as a director of the Company effective May 11, 1995.

  The Class I directors' terms expire in 1996. Two of the current Class I directors (Messrs. Seiberlich and Spears) were elected at the Company's May 12, 1993 annual meeting to terms expiring in 1996. The other two Class I directors (Ms. Wilensky and Mr. Kean) were appointed on May 25, 1993 and August 9, 1993, respectively, as Class I directors for terms expiring in 1996, to fill vacancies existing in the class.

  The Class II directors' terms expire in 1997. Each of the four Class II directors were elected at the Company's May 11, 1994 annual meeting to terms expiring in 1997.

  The Class III directors' terms expire in 1995. Each of Dr. McGuire and Mr. Burke were elected at the Company's May 12, 1992 annual meeting to terms expiring in 1995. Mr. Ballard, also a Class III director, was appointed as a Class III director on February 15, 1993, for a term expiring in 1995, to fill a vacancy existing in the class.

  Mr. Ballard became a member of the Company's Board of Directors in February 1993. Mr. Ballard retired in 1992 after 22 years as the Chief Financial Officer and a director of Humana, Inc., a company that owns and operates hospitals and managed care operations. Mr. Ballard is currently of counsel to Greenebaum, Doll & McDonald, a law firm in Louisville, Kentucky and serves on the Boards of Directors of LG&E Energy Corp., Mid-America Bancorp, Vencor, Incorporated, American Safety Razor Company and Arjo AB.

  Mr. Borkow has served as a director of the Company since February 1991, and was employed by the Company from January 1987 through December 1994. He became the Company's Chief Financial Officer in August 1988 and became an Executive Vice President in August 1990. Mr. Borkow is currently the Chief Executive Officer of HealthVISION, Inc., a Santa Rosa, California based software and technology company.

  Mr. Burke has been a member of the Company's Board of Directors since the Company's inception and was its Chief Executive Officer until February 1988. Mr. Burke was Chief Executive Officer of Physicians Health Plan of Minnesota, now part of Medica, a large HMO managed by the Company, from 1977 to August 1987. Mr. Burke is also a director of Education Alternatives, Inc. and First Cash, Inc. Mr. Burke is currently retired from active business pursuits.

  Mr. Ditmore has been a member of the Company's Board of Directors since 1985. Mr. Ditmore served as the Company's President from September 1985 to November 1989, and as its Chief Operating Officer from September 1985 until May 1989. Mr. Ditmore founded Share, a Minnesota HMO now a part of Medica. Mr. Ditmore served as the President of the Company's consulting Division from November 1989 to September 1994.

  Mr. Johnson has been a member of United's Board of Directors since November 1993. Mr. Johnson is the Chairman of the Board and Chief Executive Officer of the Federal National Mortgage Association ("Fannie Mae"). Prior to joining Fannie Mae in January 1990, Mr. Johnson was a managing director in corporate finance for Lehman Brothers, an investment banking firm. In addition, from 1977 to 1981, he was an executive assistant to Vice President Walter Mondale, advising the Vice President on domestic and foreign policy and political matters. Mr. Johnson also serves as a director of Kaufman and Broad Home Corporation.

  Mr. Kean has been a member of United's Board of Directors since August 1993. Mr. Kean is currently the President of Drew University. Mr. Kean served as the governor of the State of New Jersey from 1982 to 1990. Prior to that, from 1968 to 1977, he served in the New Jersey State Assembly, including two years in the position of Speaker. Mr. Kean is a director of Amerada Hess Corporation, Aramark Corporation, Bell Atlantic Corporation, Beneficial Corporation and Fiduciary Trust Company International.

  Mr. Leatherdale became a director of the Company in 1983. Mr. Leatherdale has been the Chairman, Chief Executive Officer, President and Chief Operating Officer of the St. Paul Companies, Inc., an insurance, financial and general business corporation, since May 1990. Mr. Leatherdale served as Executive Vice President and Chief Financial Officer of The St. Paul Companies, Inc. from November 1982 until February 1989 when he became its President and Chief Operating Officer. Mr. Leatherdale is a director of The St. Paul Companies, Inc., Northern States Power Company and The John Nuveen Company.

  Ms. McCormack became a director of the Company in August 1991. Ms. McCormack has been a philanthropic advisor to the Rockefeller family since 1976. Ms. McCormack also serves as a director of Alliance Mutual Funds.

  Dr. McGuire became a director of the Company in February 1989 and the Chairman of its Board in May 1991. Dr. McGuire became an Executive Vice President of United in November 1988, was appointed the Company's Chief Operating Officer in May 1989, the Company's President in November 1989 and the Company's Chief Executive Officer in February 1991. Dr. McGuire is also a director of Nexagen, Inc.

  Mr. Seiberlich became a director of the Company in September 1985. Mr. Seiberlich was employed by Valspar Corporation, a manufacturer of paints and related coatings, from 1962 until his retirement in October 1991. At the time of his retirement, Mr. Seiberlich was the Senior Vice President of Administration and Special Products Group of Valspar.

  Mr. Spears became a director of the Company in February 1991. Mr. Spears has been the Chairman of the Board of Spears, Benzak, Salomon & Farrell, Inc., an investment counseling and management firm, since 1972. Mr. Spears also serves as a director of Alcide Corporation, Osborn Communications Corporation and Recognition International, Inc.

  Ms. Wilensky has been a member of United's Board of Directors since May 1993. Ms. Wilensky is currently a Senior Fellow for Project HOPE, an international health foundation. From 1992 to 1993 she served as the Deputy Assistant to President George Bush for policy development, and from 1990 to 1992 she was the Administrator of the Health Care Financing Administration directing the Medicaid and Medicare programs for the United States. Ms. Wilensky also serves as a director of Advanced Tissue Sciences, Inc., Syncor International, Marion Merrell Dow, Inc., St. Jude Medical, Inc. and Coram HealthCare Corporation.

Director Compensation

  Directors who are not employees of the Company are paid an annual retainer of $20,000, which is paid quarterly, and a $1,500 fee for attendance at each Board meeting. The Chairman of the Board has the authority to set the amount of any additional fees paid to Board members chairing a committee of the Board of Directors or for performing such other substantial work as requested by the Board. The Chairman for the Audit Committee and the Chairman of the Compensation and Stock Option Committee were each paid a $5,000 fee for chairing such Committees for the year ended December 31, 1994.

  The Company also provides health care coverage to current and past directors who are not eligible for coverage under another group health care benefit program or Medicare. During 1994, the Company paid approximately $2,908 in health care premiums with respect to Mr. Burke and an aggregate of approximately $5,306 to past directors.

  Since its implementation in 1987, directors of the Company who are not otherwise employed by the Company were eligible to receive grants of stock options pursuant to the Company's 1987 Supplemental Stock Option Plan (the "1987 Plan"). The 1987 Plan is administered by the Company's Board of Directors. The 1987 Plan provides for the granting of nonqualified stock options to members of the Company's Board of Directors who are not otherwise employed by the Company. Giving effect to the Company's February 23, 1994 stock split, eligible directors receive an option to acquire 32,000 shares of the Company's Common Stock under the 1987 Plan for each year of service as a director of the Company, upon such director's anniversary date of becoming a director of the Company, until such eligible director has been granted options for a total of 320,000 shares under the 1987 Plan. The option price for nonqualified stock options granted under the 1987 Plan is the fair market value of the shares covered by the option on the date the option is granted. Fair market value is defined as the closing sale price of the Common Stock on the date of the grant of the option, as reported on the New York Stock Exchange, Inc. Options granted under the 1987 Plan are not exercisable until six months following the date of grant. In May 1995, the 1987 Plan will terminate due to the granting of options representing all of the shares of common stock previously reserved under the 1987 Plan. The Board is recommending the shareholders approve, at the Annual Meeting, the Company's 1995 Non-employee Director Stock Option Plan to replace the 1987 Plan. See PROPOSAL TO ADOPT UNITED HEALTHCARE CORPORATION 1995 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN.

Committees and Meetings of the Board of Directors

  During the year ended December 31, 1994, the Board of Directors held four regular meetings and two special meetings. All incumbent directors attended at least 75% of the meetings of the Board and committees of which they were members. In addition to the meetings, the Board passed several resolutions during 1994 by written consent.

  To assist in the discharge of its responsibilities, the Board of Directors of the Company has established four standing committees: an Audit Committee, a Compensation and Stock Option Committee, an Executive Committee and a Nominating Committee.

  The Audit Committee consists of Messrs. Leatherdale (Chairman) and Johnson, Ms. Wilensky and Ms. McCormack. The Audit Committee met six times in 1994. The Audit Committee reviews and makes recommendations to the Board of Directors with respect to designated financial and accounting matters.

  The Compensation and Stock Option Committee consists of Messrs. Spears (Chairman), Seiberlich, Kean and Ballard. The Compensation and Stock Option Committee held four meetings and passed several resolutions by written consent during 1994. The Compensation and Stock Option Committee reviews and makes certain determinations with respect to designated compensation and fringe benefit matters.

  The Executive Committee, which consists of Messrs. Spears, Ballard, Leatherdale and Dr. McGuire, did not meet during 1994 but did pass several resolutions during 1994 by written consent. The Executive Committee is authorized to exercise all of the powers of the Board when the Board is not in session.

  The Nominating Committee consists of Messrs. Ballard (Chairman), Spears, Seiberlich, Leatherdale and Dr. McGuire. The Nominating Committee held one meeting in 1994 and passed one resolution by written consent. The Nominating Committee's duties include identifying and nominating individuals to be proposed for election as directors at the annual meeting of shareholders and to fill vacancies existing on the Board. The Committee will consider candidates proposed by shareholders upon timely written notice to the Secretary of the Company. To be timely, any such notice must be received at the Company's principal executive offices not less than sixty days prior to the date of such annual meeting and must set forth (i) the name, age, business address, residence address and the principal occupation or employment of each nominee proposed in such notice; (ii) the name and address of the shareholder giving the notice as the same appears in the Company's stock register; (iii) the number of shares of capital stock of the Company which are beneficially owned by each such nominee and by such shareholder; and (iv) such other information concerning each such nominee as would be required for soliciting proxies for the election of such nominee. Such notice must also include a signed consent of each such nominee to serve as a director of the Company, if elected.

Compensation Committee Interlocks and Insider Participation

  Messrs. Burke, Ballard, Kean, Seiberlich and Spears served as the members of the Compensation and Stock Option Committee during 1994. In February 1994, Mr. Kean replaced Mr. Burke as a member of this Committee because, due to Mr. Burke's prior employment by the Company, he is not considered a disinterested director under certain portions of the Internal Revenue Code relating to compensation matters.

  Mr. Ballard, a member of the Compensation and Stock Option Committee since February 1993, is the Chairman of the Board and a shareholder of Healthcare Recoveries, Inc. ("HRI"), an independent contractor providing subrogation and recovery services to the Company and its owned and managed health plans and other companies. During the Company's fiscal year ended December 31, 1994, the Company paid approximately $2,564,000 to HRI for such services. Mr. Ballard is also a director and shareholder of HealthSpring, Inc., ("HealthSpring") a developer and operator of health care clinics in which the Company had a minority interest and which has contracted to provide services to a subsidiary of United. During 1994 the Company has paid approximately $108,117 to HealthSpring for such services.

  Mr. Burke, a member of the Compensation and Stock Option Committee from February 19, 1992 to February 28, 1994, was formerly an officer of United. During the Company's fiscal year ended December 31, 1994, the Company paid approximately $72,000 in salary and incentive payments to Mr. Burke's spouse, an employee of the Company since July 1990.

                             EXECUTIVE COMPENSATION

Cash and Other Compensation

  The following table provides certain summary information relating to cash and other forms of compensation paid to, or accrued by the Company on behalf of, the Company's Chief Executive Officer ("CEO"), Dr. McGuire, and each of the four other most highly compensated executive officers of United (Messrs. Pogue and Wills, Dr. Gould and Ms. Rivet) as of December 31, 1994 for the years ended December 31, 1992, 1993 and 1994. Information is also provided relating to cash and other forms of compensation paid to or accrued by the Company on behalf of George B. Borkow, who served as an Executive Officer of the Company from 1987 until his resignation effective in December 1994.

                           SUMMARY COMPENSATION TABLE

                                                                       Long Term Compensation
                                 Annual Compensation                         Awards(2)
                            ------------------------------------    ----------------------------
                                                          Other
        Name and                                         Annual       Securities
        Principal                                        Compen-      underlying     All Other
        Position                    Salary               sation        Options/       Compen-
       at 12/31/94          Year      ($)   Bonus ($)      ($)      SARs (#)(3)(4) sation ($)(5)
       -----------          ----    ------- ---------    -------    -------------- -------------
William W. McGuire, M.D.    1994    717,308 1,969,423(1)     --        249,312        43,995
 Chief Executive Officer    1993    575,000 1,121,250        --        390,000        50,740
                            1992    531,731   778,962        --            --         39,791
Travers H. Wills            1994    270,769   974,202(1)     --         99,725        33,760
 Senior Vice President,     1993    201,154   226,380        --         50,000           --
 Specialty Operations       1992(6)  32,019    69,276        --        250,000           --
Jeannine M. Rivet,          1994    190,022   155,060        --         70,499         4,620
 Executive Vice President,  1993    162,631   110,590        --         90,000         4,497
 Operations                 1992    153,477    73,839        --            --          4,364
William W. Pogue            1994    188,478   117,800        --         24,931         5,490
 Senior Vice President,     1993    183,869   149,390    224,309(7)     10,000         9,827
 Sales Marketing and        1992    183,338   105,923     71,951(7)     80,000        12,061
 Development
Brian S. Gould, M.D.        1994    188,007   169,205        --         10,000         4,620
 Senior Vice President,     1993    186,300   156,490        --         50,000        10,267
 International              1992    189,831   141,383        --            --          4,364
 Development
George B. Borkow(8)         1994    331,250 1,020,000(1)     --        124,656        34,433
                            1993    290,000   565,500        --        120,000         4,497
                            1992    232,132   346,367        --            --         20,651

- --------
(1) In connection with their performance related to the negotiation and execution of the May 1994 sale of the Company's pharmaceutical benefits management subsidiary, Diversified Pharmaceutical Services, Inc. ("Diversified"), Dr. McGuire and Mr. Wills each received a one time bonus of $750,000 and Mr. Borkow received a one time bonus of $500,000 which bonuses are included in the amounts disclosed.

(2) As of December 31, 1994, Ms. Rivet held 8,000 shares of restricted stock which had a year-end market value of $361,000, without giving effect to the diminution of value attributable to the restrictions on such stock. Dividends are paid on restricted stock. None of the other named executive officers held restricted stock as of December 31, 1994.
(3) None of the named individuals has been granted stock appreciation rights
    (SARs).
(4) All share amounts have been restated for all periods to reflect the February 23, 1994 and the September 1, 1992 stock splits.
(5) The amounts shown for 1992, and 1993 and 1994 represent employer contributions made pursuant to the Company's 401(k) Savings Plan and Executive Savings Plan.
(6) Mr. Wills became an employee and executive officer of United in October
    1992.
(7) Includes payment made by the Company to Mr. Pogue for reimbursement of relocation expenses of $212,813 and $65,421 in 1993 and 1992, respectively.
(8) Mr. Borkow was employed by the Company from January 1987 through December 1994. He served in various executive capacities, most recently as an Executive Vice President and Chief Financial Officer.

Stock Options and Stock Appreciation Rights

  The following table sets forth information relating to stock awards to the executive officers named in the Summary Compensation Table under the Company's stock option and incentive plans during the year ended December 31, 1994. No SARs were granted to these individuals in 1994.

                           OPTION/SAR GRANTS IN 1994

                             Individual Grants
                         --------------------------
                                                                           Potential Realizable
                                                                             Value at Assumed
                          Number of                                          Annual Rates of
                          Securities    % of Total                             Stock Price
                          Underlying     Options                             Appreciation for
                         Options/SARs   Granted to  Exercise or                Option Term
                           Granted     Employees in Base Price  Expiration --------------------
Name                       (#) (1)         1994      ($/share)     Date      5%($)     10%($)
- ----                     ------------  ------------ ----------- ---------- --------- ----------
William W. McGuire,
 M.D....................   249,312(2)      7.5%       37.875     4/20/2004 5,938,458 15,049,219
Travers H. Wills........    99,725(2)      3.0%       37.875     4/20/2004 2,375,388  6,019,700
Jeannine M. Rivet.......    45,499(2)      1.4%       37.875     4/20/2004 1,083,758  2,746,456
                            25,000(2)      0.8%       41.875    12/09/2004   658,374  1,668,449
William W. Pogue........    24,931(2)      0.8%       37.875     4/20/2004   593,841  1,504,910
Brian S. Gould, M.D.....    10,000(2)      0.3%       37.875     4/20/2004   238,194    603,630
George B. Borkow........   124,656(2)      3.8%       37.875     4/20/2004 2,969,229  7,524,610

- --------
(1) All options granted in 1994 expire ten years following the date of grant, subject to earlier termination upon certain events related to termination of employment.
(2) Options are 100% exercisable following the ninth anniversary date of the grant. Pursuant to the terms of the plan under which these options were granted, the Compensation and Stock Option Committee has the authority to establish earlier exercise dates for all or a portion of these options prior to their expiration based on the optionee's performance.

Option/SAR Exercises and Holdings

  With respect to the executive officers named in the Summary Compensation Table, the following table contains information relating to the exercise of options during 1994 and unexercised options held as of December 31, 1994. None of the named individuals exercised SARs during 1994 or held SARs as of December 31, 1994.

                    AGGREGATED OPTION/SAR EXERCISES IN 1994
                       AND OPTION/SAR VALUES AT 12/31/94

                          Number of                     Number of
                          Securities                   Unexercised
                          Underlying                  Options/SARs   Value of Unexercised in-
                         Options/SARs                at 12/31/94 (#)  the-Money Options/SARs
                          Exercised   Value Realized  Exercisable/        at 12/31/94 ($)
Name                         (#)          ($)(1)      Unexercisable  Exercisable/Unexercisable
- ----                     ------------ -------------- --------------- -------------------------
William W. McGuire,
 M.D....................       --             --     849,200/782,112   32,520,140/16,781,472
Travers H. Wills........    60,000      1,415,313     50,000/299,725       990,625/4,647,381
Jeannine M. Rivet.......    54,320      1,891,150     10,160/170,819       232,395/2,851,908
William W. Pogue........    39,500      1,817,555     17,060/163,491       517,570/4,069,066
Brian S. Gould, M.D.....    20,000        899,063     38,560/114,560     1,244,320/3,327,320
George B. Borkow........   216,000      9,140,622           14,400/0               429,300/0

- --------
(1) Calculated as market price per share at time of exercise less the per share exercise price times the number of shares purchased.

Performance Graph

  The following graph compares the cumulative total shareholder return on the Company's common stock with the cumulative total shareholder return of the Standard & Poor's 500 stock index and an index of a group of peer companies selected by the Company, for a five year period ended December 31, 1994. The comparison assumes the investment of $100 on December 31, 1989 in each index and that dividends were reinvested when paid. The companies included in the peer group are FHP International Corporation, Foundation Health Corporation, HealthCare COMPARE Corp., Pacificare Health Systems, Inc., U.S. Healthcare, Inc. and Value Health, Inc. The Company is not included in the peer group index. In calculating the annual cumulative total shareholder return of the peer group index, the shareholder returns of the peer group companies are weighted according to the stock market capitalizations of the companies.



                             [GRAPH APPEARS HERE]

               COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
       AMONG UNITED HEALTHCARE CORPORATION, S&P 500 INDEX AND PEER GROUP


Measurement Period           UNITED         S&P
(Fiscal Year Covered)        HEALTHCARE     500 INDEX    PEER GROUP
- -------------------          ----------     ---------    ----------
Measurement Pt-
12/31/89                     $  100.00      $100.00      $100.00
FYE 12/31/90                 $  192.07      $ 96.89      $158.47
FYE 12/31/91                 $  615.84      $126.42      $346.76
FYE 12/31/92                 $  940.62      $136.05      $499.59
FYE 12/31/93                 $1,255.59      $149.76      $553.93
FYE 12/31/94                 $1,494.53      $151.74      $613.78

                     BOARD REPORT ON EXECUTIVE COMPENSATION

  The Board of Directors has delegated to the Compensation and Stock Option Committee (the "Committee") the authority to make certain decisions with respect to the compensation of the Company's Chief Executive Officer, as well as various aspects of other compensation and fringe benefit matters applicable to all of the Company's employees including executive officers. In addition, the Committee administers the Company's stock option and stock based incentive plans. During the Company's fiscal year ended December 31, 1994, the Committee consisted of Richard T. Burke (through February 10, 1994), James L. Seiberlich, William G. Spears, William C. Ballard, and Thomas H. Kean (after February 10,
1994); none of the Committee members is a Company employee. In February 1994, Mr. Kean replaced Mr. Burke on the Committee because, as a result of Mr. Burke's prior employment by the Company, he is not considered a disinterested director under certain portions of the Internal Revenue Code relating to certain compensation matters.

  Compensation Policies for Executive Officers. Through its executive compensation policies, the Company seeks to attract and retain and motivate highly qualified executives who will contribute to the Company's continued success. To achieve these goals, the Company emphasizes cash compensation and stock programs that are tied to Company performance. Specifically, the Company's stock programs provide key employees the opportunity to acquire a significant ownership interest in the Company through various stock option, restricted share and stock purchase plans. The Committee also believes that the availability of comprehensive and competitive executive-level benefits is important to its goal of retaining high quality leadership and motivating executive performance consistent with shareholder interest. Accordingly, the Company makes available to its executive officers a broad range of benefit programs, which are also available to employees generally, including life and disability insurance, a 401(k) savings plan, an employee stock ownership plan and other benefit programs. Along with other highly compensated employees of the Company, executive officers are also eligible to participate in the Company's Executive Savings Plan, a nonqualified compensation deferral plan under which the Company matches a portion of the amount of employee deferred compensation. Compensation paid to the Company's executive officers is also determined, in part by reference to employment agreements between the Company and such officers to the extent such agreements have been executed. The employment agreements applicable to the executive officers named in the Summary Cash Compensation Table are described elsewhere in this Proxy Statement.

  The Committee recognizes that the industry in which the Company operates is both highly competitive and undergoing significant change, with the result that there is substantial demand for qualified, experienced executive personnel. For these reasons, the Committee believes the Company's compensation arrangements must remain competitive with those offered by other companies of similar size and scope of operations, including some but not all of the companies comprising the peer group used in the Performance Graph. One aim of the Company's executive compensation policies is to make it possible for Company executives to earn cash compensation equalling or exceeding that which the executive would earn at another, competing business. The Committee believes, however, that the higher level of compensation should be paid only when performance warrants. For these reasons, the Company's executive cash compensation consists of fixed base compensation and bonus compensation. The base salary ranges for the executive officers are reviewed periodically by the Committee and may be increased (or decreased) to reflect changes in the responsibilities allocated to a particular position, changes in the base salaries paid to executives at other companies of similar size and operating complexity, or the effect of inflation. Increases to an executive's base salary are based upon the executive's personal contribution to corporate performance, increases in his or her responsibilities, salaries paid to executives at other companies of similar size and operating complexity and the rate of inflation.

  The other, and potentially more significant, part of executive cash compensation consists of incentive payments under the Company's Management Incentive Program. Under the Management Incentive Program, an executive's annual incentive compensation payment generally depends on three performance factors: the overall performance of the Company; the overall performance of the business unit or corporate division in which the executive serves; and the executive's individual performance. The performance objectives for the Company and the business unit or corporate division derive from the Company's operating budget and targets for the upcoming year, along with projections for growth and strategic objectives. They take into account the Company's goals of remaining a rapidly growing, highly respected leader in health care management. They include specific goals as to revenues, earnings, selling, general and administrative costs, medical loss ratio, membership, stock price and performance in relation to competitors. Individual executive performance is measured against an annual incentive target which represents a percentage of base salary that the executive can earn as bonus compensation if performance warrants. This percentage ranges from 35% to 100% of an executive's base salary. The incentive target is set at a higher percentage for more senior officers, with the result that the more senior executive officers have a higher percentage of their compensation subject to their individual performance.

  After the end of the Company's fiscal year, the Committee determines, based on the Company's overall performance discussed above, the overall Company rating, or Company factor, which is a multiplier in the range of 0.0 to 2.0. The Committee also reviews, and either approves or revises, management's recommendation regarding the total dollar amount to be placed into the Company incentive pool for payment of incentive amounts to Company executives. Following the Committee's determinations, the Company's top management determines the rating or factor to be given to each business unit and corporate division. The factor given a particular unit or division ranges from 0.0 to 2.0 and is based on the performance of such business unit or corporate division with respect to its pre-set goals and objectives. The portion of the Company incentive pool available to each business unit and corporate division is then determined by multiplying the total dollar amount of the incentive targets for executives in a particular unit or division by a factor which is a combination of the Company and business unit or corporate division factors. The Chief Executive Officer evaluates the individual performance of each executive officer and allocates the available incentive compensation amounts among the participating executives in each business unit or corporate division. For 1994, the Company factor was 1.7, and business unit and corporate bonus pools ranged from 0 to 150% of target. The aggregate amount of 1994 bonuses paid to the 732 participants in the program, excluding the Company's Chief Executive Officer, was $10.7 million.

  The Committee believes that it is also important to provide executive officers with a longer term interest in the Company's performance through various stock ownership programs, including stock option, restricted share grant, stock purchase and other programs. The Committee also recognizes that the increase in the Company's stock price in recent years has been a significant source of compensation to employees and believes this factor has contributed to employee productivity and loyalty. Historically, the emphasis has been on more typical nonqualified and incentive stock option grants with vesting periods of three to five years, although some restricted share and accelerated option vesting grants have also been made. Beginning in late 1992 and continuing through 1994, the majority of the options granted to executives had nine year vesting schedules under which no shares would be exercisable until the ninth anniversary of the grant date unless the Committee established an earlier exercise date for all or a portion of such grant based on a review of the executive's performance with general reference to one or more of the Company performance, business unit performance and individual performance factors and goals under the Management Incentive Plan described above. Over the past three years, the amount of shares subject to unexercised employee options has averaged approximately 6 to 7% of outstanding shares at year end. The Committee believes greater emphasis should be placed on stock option programs as a means of compensating employees and further expects that the number of shares, and the percentage of outstanding shares, subject to employee options will increase. Nevertheless, the Committee also currently believes that the aggregate number of shares subject to unexercised stock options and restricted stock grants with unlapsed restrictions outstanding at any time should be targeted at approximately 10% of the Company's total issued and outstanding shares of common stock at the close of the preceding calendar year. In determining the amount of options or restricted share awards to grant to executive officers, the Committee considers various factors, including the executive's responsibilities and potential for directly contributing to the Company's performance, base salary amount, the practicality of tying vesting of options to individual or Company performance standards, and the total number of options previously granted to the executive.

  Chief Executive Officer's 1994 Compensation. Dr. McGuire's compensation is determined pursuant to the principles noted above and by the terms of his employment agreement with the Company. As the Company's Chief Executive Officer, a significant amount of Dr. McGuire's cash compensation varies with overall Company performance.

  Dr. McGuire's 1994 base salary of $675,000 was established by the Committee effective as of January 1, 1994 in connection with the negotiation of Dr. McGuire's employment agreement. Dr. McGuire's employment agreement is described in this proxy statement under the section titled Executive Employment Agreements. With respect to the determination of any increases in Dr. McGuire's annual base salary amount from year to year, in addition to any of the increases required by Dr. McGuire's employment agreement, the Committee attempts to determine an amount that is competitive within the health care industry for similarly situated chief executives as well as with the compensation paid executives of other companies not necessarily within the health care industry but of comparable size and operating complexity. The Committee also considers that Dr. McGuire receives no retirement benefits from the Company. Based on the advice it received in 1992, when the Committee utilized the services of an independent compensation consulting firm to assist in the development of the Chief Executive Officer's compensation package, the Committee believes Dr. McGuire's base salary is consistent with other comparable companies. Effective as of August 1, 1994, as a result of the Committee's review of Dr. McGuire's performance on behalf of the Company since January 1, 1994, the Committee approved the increase of Dr. McGuire's base salary to $775,000. Such review included Dr. McGuire's involvement in the negotiation and consummation of two significant acquisitions and the disposition of Diversified.

  To determine Dr. McGuire's cash bonus compensation, the Committee, using the Company factor discussed above as its basis, sets a factor of 0.0 to 2.0 by which the Chief Executive Officer's incentive target (100% of his base salary) is multiplied to determine his annual incentive payment. For 1994, the Committee multiplied the Company factor of 1.7 times Dr. McGuire's 1994 earnings for an annual incentive payment of $1,219,423. The Committee, in establishing this amount, considered the terms of Dr. McGuire's employment contract with the Company relating to incentive compensation amounts and the Company's and Dr. McGuire's performance during 1994.

  The Committee concluded that the Company experienced strong overall performance during this period, reporting record revenues and earnings in each quarter, including a 21% increase in its revenues and a 51% increase in earnings from operations in 1994 compared to 1993. The Committee also recognized in its compensation deliberations that the marketplace had responded favorably to the Company's performance and that shareholders have realized a total return of approximately 19% over the past year. The Committee also considered Dr. McGuire's accomplishments during 1994, such as the negotiation and completion of several successful acquisitions, the negotiation and completion of the sale of the Company's pharmaceutical benefits management subsidiary in May 1994 for approximately $2.3 billion, and the effective ongoing integration and operation of previously acquired entities. The Committee subjectively assessed Dr. McGuire's contribution to the Company's accomplishments on the basis of the leadership and direction he provided. Based on these and other subjective factors the Committee concluded Dr. McGuire had contributed greatly to the successful performance the Company had enjoyed and that the incentive payment appropriately reflects his contributions in light of the Company's performance and that of other comparable companies.

  In connection with his performance specifically relating to the negotiation and execution of the sale of the Company's pharmaceutical benefits management subsidiary, Dr. McGuire received a one-time additional bonus in August 1994 of $750,000.

  The Committee believes it is important to link a significant portion of Dr. McGuire's potential compensation to future Company performance. As part of his overall compensation package, Dr. McGuire receives grants of stock options and restricted stock awards from time to time. On April 20, 1994, Dr. McGuire was granted non-qualified stock options to purchase 249,312 shares of Company common stock. Such shares are 100% exercisable following the ninth anniversary date of the grant. However, the Committee has the authority to establish an earlier exercise date for all or a portion of these options based upon Dr. McGuire's performance on behalf of the Company but has not yet established any such earlier exercise date. In determining Dr. McGuire's award, the Committee considered the potential for the Chief Executive Officer position to directly contribute to increasing the market capitalization of the Company as well as relevant competitive long term incentive factors. In addition, during 1994, the Committee established 1994 exercise dates for options granted to Dr. McGuire in prior years representing the right to purchase a total of 30,400 shares of Company common stock. In establising these earlier exercise dates, the Committee considered the Company's overall performance during 1994 and subjectively reviewed Dr. McGuire's performance in connection with the Company's performance.

  Compliance with Internal Revenue Code Section 162(m). Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to publicly held companies for compensation exceeding $1 million paid to the corporation's Chief Executive Officer and four other most highly compensated executive officers. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. The Company's stock option programs have been structured in a manner that appears to comply with the statute's requirements and as a result, performance-based compensation associated with stock options is not expected to be subject to the deduction limit. The majority of the Company's executive officers' compensation which could exceed the $1 million limitation is associated with such stock options. Accordingly, the Company does not expect this new deduction limitation to have a material effect on its operations or financial condition and does not currently anticipate taking further action with respect to its compensation programs to avoid paying compensation which exceeds the $1 million limitation and for which the Company therefore loses the corresponding tax deduction.

SUBMITTED BY THE COMPENSATION AND STOCK OPTION COMMITTEE OF THE UNITED HEALTHCARE CORPORATION BOARD OF DIRECTORS.

William C. Ballard
Thomas H. Kean
James L. Seiberlich
William G. Spears

Executive Employment Agreements

  The Company has various forms of executive agreements with certain of the executive officers named in the Summary Compensation Table above.

  Dr. McGuire entered into an employment agreement with United effective as of January 1, 1993, pursuant to which Dr. McGuire serves as United's Chief Executive Officer and President until termination of the Agreement. During the term of his employment, Dr. McGuire will receive a minimum base salary of $575,000, which will be increased by a minimum of $100,000 on each of January 1, 1994 and January 1, 1995. Dr. McGuire is also eligible to participate in United's incentive bonus plan at prescribed levels and in other employee benefit programs. In addition, the Company will provide and pay for and Dr. McGuire will own, a term life insurance policy on Dr. McGuire in the amount of $2 million. In the event Dr. McGuire's employment is terminated by United without Cause or by Dr. McGuire with Good Reason, United will continue to pay Dr. McGuire, for a period of three years following the termination, the greater of (i) a minimum base salary of $775,000 plus an annual cash bonus equalling the same percentage of such minimum base annual salary as the most recent annual cash bonus received by him bore to his then-effective minimum base annual salary, or (ii) his then-current annualized cash compensation, plus an amount equal to the most recent cash bonus actually received by him at his termination. In certain instances, Dr. McGuire may elect to receive a single lump sum payment, discounted to the present value, instead of the amounts described in the preceding sentence. Any stock options, SARs or restricted stock awards granted to Dr. McGuire prior to such termination will be 100% vested at termination. In addition, following Dr. McGuire's termination, United has agreed to pay a reasonable amount for out-placement and job search services on behalf of Dr. McGuire.

  For purposes of Dr. McGuire's agreement, "Cause" is defined as (i) the willful and continued failure of Dr. McGuire to substantially perform his duties, after a written demand for substantial performance; (ii) a material violation by Dr. McGuire of United's Code of Conduct; (iii) Dr. McGuire's commission of any criminal act or act of fraud or dishonesty; or (iv) any other willful and material breach of the agreement by Dr. McGuire; provided that in each case described in clauses (i) through (iv) Dr. McGuire has been given written notice and he does not remedy the alleged Cause within 30 days of such notice. For purposes of the agreement, "Good Reason" means (i) a material breach of the agreement by United; (ii) a material adverse change in Dr. McGuire's responsibilities or position or the duties, resources, personnel, reporting responsibilities or support assigned to Dr. McGuire without his consent; (iii) United's elimination of current cash incentive compensation programs without replacing those programs with similar programs; (iv) United's failure to make payments to Dr. McGuire under United's standard cash incentive compensation programs on a basis consistent with those given to other senior executives of United; or (v) United's requirement, without Dr. McGuire's prior consent, that Dr. McGuire relocate or perform a significant portion of his duties outside of a 25-mile radius from United's principal executive offices in Minnetonka, Minnesota.

  Dr. McGuire has agreed that during the agreement and at all times thereafter, he will not use any confidential information of United or disclose it to other persons except as is necessary for him to perform his duties for United or as has been expressly permitted in writing by United. This confidentiality provision will not apply, however, to any information which Dr. McGuire possessed prior to his employment by United or to any information which has entered the public domain. Dr. McGuire has also agreed to a non-competition arrangement covering the term of the agreement and any period for which he is receiving severance payments. Under the terms of the non-competition agreement, Dr. McGuire will not, without United's prior written consent, engage or participate in any business in which United is engaged. This non-compete provision will not apply, however, if Dr. McGuire resigns without Good Reason or is terminated for Cause and therefore is ineligible to receive severance payments. This non-compete provision will also not apply if Dr. McGuire elects not to receive any additional severance payments to which he is entitled, but in that event, he would be obligated to reimburse United for a specified portion of any lump sum payments and for the value of any profits realized upon the exercise of any accelerated United stock options.

  Finally, Dr. McGuire has agreed to a non-solicitation arrangement under which he will not directly or indirectly attempt to hire away any then-current employee of United or to persuade any such employee to leave employment with United. This non-solicitation arrangement applies during (i) the term of the employment agreement, (ii) any period for which he is receiving severance payments, (iii) any period following the termination of the agreement in which he remains employed by United, and (iv) for a period of one year after the last day of the latest of any period described in (i), (ii) or (iii) above.

  Mr. Wills entered into an employment agreement with the Company, effective May 27, 1994 whereby he will perform duties for the Company which include responsibility for directing the operations of Diversified. The initial period of the agreement ends on December 31, 1996 with automatic annual renewals thereafter unless the agreement is terminated as a result of (i) the mutual written agreement of the executive and United, (ii) 30 days prior written notice of termination given by the Company, unless for Cause, which is curable by Mr. Wills to the reasonable satisfaction of the Company prior to the end of the 30 day notice period, (iii) 30 days prior written notice of termination given by Mr. Wills, (iv) written notice of election sent to the Company by Mr. Wills within 60 days of the date he receives notice from the Company of events constituting a Change in Employment, or (v) the death, retirement or permanent and total disability of Mr. Wills. During the terms of his employment agreement, Mr. Wills will receive a minimum annual salary of $275,000. In addition, he is eligible to participate in the Company's incentive compensation plans, its stock option and grant plans and other employee benefit plans. In the event, during the term of this Agreement, (i) the Company terminates Mr. Wills' employment without Cause or (ii) a Change in Employment occurs which Mr. Wills elects to treat as a termination of employment, the Company will continue, for an 18 month period, to pay Mr. Wills' annualized base salary and an amount equal to any bonus or incentive compensation paid or payable for the most recent calendar year or other period generally used by the Company to determine such bonus or incentive payments. For purposes of the agreement, a Change in Employment is defined as occurring if, (a) (i) his position or duties are materially adversely changed without his consent or (ii) his salary or benefits are reduced, except when such reduction is part of a general reduction of salaries and benefits by the Company or (iii) the general geographic location of performance of most of his duties is moved from the geographic location in which he performed such duties prior to the move or (iv) if without terminating Mr. Wills' employment either the agreement is terminated by the Company or the Company sends written notice of non-renewal of the agreement and
(b) if in each case under subsections (a) (i,) (ii), (iii) and (iv) prior to or at the time the Change in Employment occurs, the Company has not given Mr. Wills written notice that Cause exists.

Any stock options, SARs or restricted stock awards granted to Mr. Wills prior to such termination without Cause or a Change in Employment, will continue to vest during the 18 month period in which the Company is making payments to Mr. Wills. In addition, following Mr. Wills' termination, the Company has agreed to pay a reasonable amount for out-placement and job search services on behalf of Mr. Wills.
  As part of this agreement, Mr. Wills agreed to non-competition arrangements with respect to the business of the Company, Diversified and certain of their subsidiaries and affiliates during (i) the term of the agreement, (ii) any period for which Mr. Wills is receiving any of the above described payments from the Company and (iii) any period following termination or expiration of the agreement during which he remains employed by the Company.


  Finally, Mr. Wills has agreed to a non-solicitation arrangement under which he will not directly or indirectly attempt to hire away any then-current employee of the Company, Diversified or their subsidiaries or to persuade any such employee to leave employment with the Company or Diversified. This non-solicitation arrangement applies during (i) the term of the employment agreement, (ii) any period for which Mr. Wills is receiving any of the above described payments from the Company, (iii) any period following the termination of the agreement in which he remains employed by United, and (iv) for a period of one year after the last day of the latest of any period described in (i),
(ii) or (iii) above.
  Mr. Pogue and Ms. Rivet entered into employment agreements with the Company, both of which were effective November 1, 1994 and which contained substantially similar terms. Mr. Pogue's agreement remains in effect unless and until it is terminated as a result of (i) mutual written agreement, (ii) 30 days prior written notice of termination given by the Company, or Mr. Pogue, (ii) written notice of election sent to the Company by Mr. Pogue within 60 days of the date he receives notice from the Company of events constituting a Change in Employment or (iii) the death, retirement or permanent and total disability of the executive. Ms. Rivet's agreement is for a two year term ending October 31, 1996 and contains terms relating to its termination similar to those in Mr. Pogue's agreement. In addition, under their respective agreements, Ms. Rivet and Mr. Pogue are eligible to participate in the Company's incentive compensation plans, stock option and grant plans and other employee benefit plans. Both agreements provide that in the event a Change in Control (as defined in the agreements) occurs and within one year after the effective date of the Change in Control (i) the executive's employment with the Company is terminated by the Company without Cause or (ii) a Change in Employment occurs which the executive elects to treat as a termination of his or her employment, the Company will, for a 12 month period with respect to Mr. Pogue and for a 15 month period with respect to Ms. Rivet, continue to pay their annualized base salary plus one-half of the total of any bonus or incentive compensation paid or payable for the two most recent calendar years or other periods generally used by the Company to determine bonus and incentive compensation.


  For purposes of Mr. Pogue's and Ms. Rivet's agreements, a Change in Employment is defined as occurring if, (a) (i) the executives' position or duties are materially adversely changed without their consent or (ii) their salary or benefits are reduced, except when such reduction is part of a general reduction of salaries and benefits by the Company or (iii) the general geographic location of performance of most of their duties is moved from the geographic location in which they performed such duties prior to the move or
(iv) without terminating the executives' employment the agreements are terminated by the Company and (b) if Cause does not exist or if Cause does exist the Company has not given the executives written notice that Cause exists. Any stock options, SARs or restricted stock awards granted to the executive prior to such termination without Cause or a Change in Employment, will continue to vest during the time period in which the Company is making payments to the executive as described above. In addition, following the executive's termination, the Company has agreed to pay a reasonable amount for out-placement and job search services on behalf of the executive.

  As part of their agreements, Ms. Rivet and Mr. Pogue have agreed to non-competition arrangements with respect to the business of the Company and certain of its subsidiaries and affiliates during (i) the term of the agreements, (ii) any period for which the executives are receiving any of the above described payments from the Company and (iii) any period following termination or expiration of the agreements during which the executives remain employed by the Company.

  Finally, Ms. Rivet and Mr. Pogue have agreed to non-solicitation arrangements under which they will not directly or indirectly attempt to hire away any then-current employee of the Company or its subsidiaries or to persuade any such employee to leave employment with the Company. These non-solicitation arrangements applies during (i) the term of the employment agreements, (ii) any period for which they are receiving any of the above described payments from the Company, (iii) any period following the termination of the agreements in which they remain employed by United, and (iv) for a period of one year after the last day of the latest of any period described in (i), (ii) or (iii) above.

  Dr. Gould entered into an employment agreement with the Company, effective as of June 1, 1993 which terminated on May 31, 1994 and was not renewed although Dr. Gould remains employed by the Company. During the term of his employment agreement, Dr. Gould was to receive a minimum annual salary of $186,300. In addition, Dr. Gould was eligible to participate in the Company's incentive plans and other employee benefit plans.

  Mr. Borkow entered into an employment agreement with the Company effective as of October 9, 1990, which terminated in December 1994 due to his resignation as an employee of the Company. Under the terms of the agreement, Mr. Borkow served as the Company's Executive Vice President and Chief Financial Officer. During the term of his employment, Mr. Borkow was to receive a minimum annual base salary of $160,000. In addition, Mr. Borkow was eligible to participate in the Company's executive bonus plans at prescribed levels. No payments are currently being made by the Company to Mr. Borkow pursuant to the agreement as a result of the termination of Mr. Borkow's employment with the Company.

  Pursuant to the Company's Severance Pay Plan which is applicable to all regular Company employees, the executive officers may be eligible to receive payments as severance pay following their termination in certain events. However, any payments to an executive officer in connection with a change in control as defined in and pursuant to an employment agreement with the Company shall replace and be in lieu of payment and/or benefits under any Company severance program, including the Company's Severance Pay Plan. The amounts of severance payments under the Company's Severance Pay Plan following termination are dependent upon the executive officer's length of service, grade level within the Company and the execution of a Company-approved release.

                     CERTAIN RELATIONSHIPS AND TRANSACTIONS

  During the Company's fiscal year ended December 31, 1994, the Company paid approximately $550,000 in insurance premiums to the St. Paul Companies, Inc., of which Mr. Leatherdale is the Chief Executive Officer.

  During the Company's fiscal year ended December 31, 1994, the Company paid approximately $2,564,000 in fees to Healthcare Recoveries, Inc., an independent contractor providing subrogation and recovery services to the Company and its owned and managed health plans. Mr. Ballard, a director of the Company since February 1993, is a shareholder and the Chairman of the Board of Healthcare Recoveries, Inc.

  During the Company's fiscal year ended December 31, 1994, the Company paid approximately $108,117 to HealthSpring, Inc., a privately held developer and operator of health care clinics in which the Company had a minority interest and which has contracted to provide services to a subsidiary of United. Mr. Ballard is a director and a shareholder of HealthSpring.

  Mr. Burke, a member of the Compensation and Stock Option Committee from February 19, 1992 through February 10, 1994, was formerly an officer of United. During the Company's fiscal year ended December 31, 1994, the Company paid approximately $72,000 in salary and incentive payments to Mr. Burke's spouse, an employee of the Company since July 1990.

  Mr. Borkow, a director of the Company since February 1991 is currently the Chief Executive Officer of HealthVISION, Inc., a Santa Rosa, California based software and technology company in which the Company has a minority ownership and an ongoing software distribution agreement.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth, as of March 1, 1995, information about the ownership of Common Stock of the Company by each shareholder who is known by the Company to own beneficially more than 5% of the outstanding Common Stock of the Company. Except as otherwise indicated, the shareholders listed in the table have sole voting and investment powers with respect to the shares indicated.

                Name and Address                Amount and Nature      Percent
               of Beneficial Owner           of Beneficial Ownership of Class (1)
               -------------------           ----------------------- ------------
      The Equitable Companies, Incorporated        17,502,346(2)        10.12%
      787 Seventh Avenue
      New York, New York 10019
      Provident Investment Counsel                 10,474,551(3)         6.06%
      300 North Lake Avenue
      Pasadena, CA 91101-4022
      FMR Corporation                               9,447,436(4)         5.46%
      82 Devonshire Street
      Boston, MA 02109

- --------
  (1) Percent of class calculation is based on the number of shares of the Company's Common Stock outstanding as of March 1, 1995.
  (2) With respect to the information reported relating to The Equitable Insurance Companies, Incorporated ("Equitable"), the Company has relied upon the information supplied by such company in a Schedule 13G filing received by the Company on or about February 23, 1995. Equitable's 13G filing was made jointly on behalf of (i) five French mutual insurance companies, AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, Alpha Assurances I.A.R.D. Mutuelle, Alpha Assurances Vie Mutuelle and Uni Europe Assurance Mutuelle, as a group, (ii) AXA, and
      (iii) Equitable, and includes 11,549,246 shares over which one or more of these entities is deemed to have sole voting power, 401,700 shares over which one or more of these entities is deemed to have shared voting power, and 17,502,346 shares over which one or more of these entities is deemed to have sole dispositive power.

  (3) With respect to the information reported relating to Provident Investment Counsel ("Provident"), the Company has relied upon the information supplied by such company in a Schedule 13G filing received by the Company on or about February 22, 1995. Provident's 13G filing was made jointly with Robert M. Kommerstad, a controlling shareholder of Provident. This joint 13G filing indicates that the number of shares reported includes 8,299,919 shares over which Provident and Mr. Kommerstad have shared voting power and 10,474,551 shares over which Provident and Mr. Kommerstad have shared dispositive power.
  (4) With respect to the information reported relating to FMR Corporation ("FMR"), the Company has relied upon the information supplied by such company in a Schedule 13G filing received by the Company on or about February 22, 1995. FMR's Schedule 13G filing indicates that the number of shares reported includes 596,962 shares over which it has sole voting power and 9,447,436 shares over which it has sole dispositive power.

  The following table sets forth as of March 1, 1995, information about the beneficial ownership of Common Stock of the Company by each director, each executive officer named in the Summary Compensation Table, and by all directors and all executive officers as a group. Except as otherwise indicated, the shareholders listed in the following table have sole voting and investment powers with respect to the shares indicated.

      Name of Beneficial
            Owner
        or Identity of                        Amount and Nature      Percent of
            Group                          of Beneficial Ownership   Class (1)
      ------------------                   -----------------------   ----------
      William C. Ballard, Jr.                             (2)            *
      George B. Borkow                                    (3)            *
      Richard T. Burke                                    (4)            *
      Robert K. Ditmore                                   (5)            *
      James A. Johnson                                                   *
      Thomas H. Kean                                      (6)            *
      Douglas W. Leatherdale                              (7)            *
      Elizabeth J. McCormack                              (8)            *
      William W. McGuire, M.D.                            (9)            *
      James L. Seiberlich                                 (10)           *
      William G. Spears                                   (11)           *
      Gail R. Wilensky                                    (12)           *
      Brian S. Gould, M.D.                                (13)           *
      William W. Pogue                                    (14)           *
      Jeannine M. Rivet                                   (15)           *
      Travers H. Wills                                    (16)           *
      All executive officers and
       directors as a group (22 persons)                  (17)              %
                                                  ========             =====

- --------
*Less than 1%
(1) Percentage is calculated based on the number of shares of the Company's Common Stock outstanding as of March 1, 1995.
(2) Includes 32,000 shares purchasable under stock options exercisable within sixty (60) days.
(3) Includes 14,400 shares purchasable under stock options exercisable within
    (60) days. Also includes approximately         shares held by the Trustee
    of the Company's ESOP for Mr. Borkow's account with respect to which Mr. Borkow has sole voting power and no investment power.

(4) Includes 128,000 shares purchasable under stock options exercisable within sixty (60) days by Mr. Burke and 6,080 shares purchasable under stock options exercisable within sixty (60) days by Mr. Burke's spouse. Also
    includes approximately         shares held by the Trustee of the Company's
    ESOP for Mr. Burke's spouse's account with respect to which Mr. Burke's spouse has sole voting power and no investment power, and 139 shares held directly by Mr. Burke's spouse.
(5) Mr. Ditmore, one of the Class III directors is retiring from the Board of Directors and accordingly, will not stand for re-election to a new term. Includes 137,810 shares owned by Mr. Ditmore's spouse and approximately 23,363 shares held by the Trustee of an ESOP/401(k) account with respect to which Mr. Ditmore has sole voting power and no investment power and
    approximately         shares held by the Trustee of the Company's ESOP for
    Mr. Ditmore's account with respect to which Mr. Ditmore has sole voting power and no investment power.
(6) Includes 1,000 shares held by Mr. Kean for the benefit of his minor child and 32,000 shares purchasable under stock options exercisable within sixty
    (60) days.
(7) Includes 400 shares held by each of Mr. Leatherdale's three dependent children (1,200 shares total) as well as 294,000 shares purchasable under stock options exercisable within sixty (60) days.
(8) Includes 96,000 shares purchasable under stock options exercisable within sixty (60) days.
(9) Includes 927,200 shares purchasable under stock options exercisable within
    sixty (60) days. Also includes approximately         shares held by the
    Trustee of the Company's ESOP for Dr. McGuire's account with respect to which Dr. McGuire has sole voting power and no investment power.
(10) Includes 320,000 shares purchasable under stock options exercisable within sixty (60) days.
(11) Includes 96,000 shares purchasable under stock options exercisable within sixty (60) days.
(12) Includes 32,000 shares purchasable under stock options exercisable within sixty (60) days.
(13) Includes 53,560 shares purchasable under stock options exercisable within
     sixty (60) days and approximately         shares held by the Trustee of
     the Company's ESOP for Dr. Gould's account with respect to which Dr. Gould has sole voting power and no investment power.
(14) Includes 107,060 shares purchasable under stock options exercisable within
     sixty (60) days, approximately         shares held by the Trustee of the
     Company's ESOP for Mr. Pogue's account with respect to which Mr. Pogue has sole voting power and no investment power and 1,096 shares held by Mr. Pogue for the benefit of his minor child.
(15) Includes 24,160 shares purchasable under stock options exercisable within
     sixty (60) days. Also includes approximately        shares held by the
     Trustee by the Company's ESOP for Ms. Rivet's account with respect to which Ms. Rivet's has sole voting power and no investment power.
(16) Includes 62,000 shares purchasable under stock options exercisable within
     sixty (60) days. Also includes approximately         shares held by the
     Trustee of the Company's ESOP for Mr. Wills' account with respect to which Mr. Wills has sole voting power and no investment power.
(17) Includes 2,412,660 shares purchasable under stock options exercisable
     within sixty (60) days. Also includes approximately         shares held by
     the Trustee of the Company's ESOP for the accounts of executive officers of the Company or their spouses, with respect to which such persons have sole voting power and no investment power and the indirect holdings included in footnotes (4), (5), (6) (7) and (14) above as well as 600 shares held indirectly by an executive officer not named above.

      COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

  Section 16(a) of the Securities Exchange Act of 1934 requires executive officers and directors, and persons who beneficially own more than ten percent (10%) of United's Common Stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission ("SEC") and the New York Stock Exchange. Executive officers, directors and greater than ten percent (10%) beneficial owners are required by SEC regulations to furnish United with copies of all Section 16(a) forms they file.

  Based solely on a review of the copies of such forms furnished to the Corporation and written representations from the executive officers and directors, the Corporation believes that all Section 16(a) filing requirements applicable to its executive officers and directors were complied with during its fiscal year 1993 with the following exceptions:

  Robert K. Ditmore, a director, exercised options to purchase shares of the Company's common stock in three transactions and sold shares of the Company's common stock in two transactions during October, 1994. A report regarding these transactions was not timely filed, but the transactions have been reported on his Form 5 for the fiscal year ended December 31, 1994.

              PROPOSAL TO ADOPT THE UNITED HEALTHCARE CORPORATION
                  1995 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

  The Board of Directors of the Company has adopted and recommended that the Company's shareholders approve the United HealthCare Corporation 1995 Non-Employee Director Stock Option Plan (the "1995 Plan"), a copy of which is attached to this Proxy Statement as Exhibit A. The following is a summary description of the 1995 Plan and should be read in conjunction with the full text of that Plan.

  The principal purpose of the 1995 Plan is to benefit the Company and its subsidiaries through offering to the Company's eligible directors (those who are not officers or employees of the Company or any of its subsidiaries) a favorable opportunity to become holders of stock in the Company, thereby providing them with a stake in the growth and prosperity of the Company, enabling them to represent the viewpoint of other shareholders of the Company more effectively and encouraging them to continue serving as directors of the Company. The Company believes it is very important to its continued success to be able to reward directors through a stock option plan. The 1995 Plan is intended to replace the 1987 Plan.

  Up to 350,000 shares of the Company's common stock may be issued during the term of the 1995 Plan. Unless the 1995 Plan shall have been terminated earlier as described below, it shall terminate upon the expiration of 10 years from the date upon which it takes effect, which shall be immediately upon its approval by the affirmative vote of the holders of a majority of the shares present in person or by proxy and voted at a duly held meeting of shareholders of the Company.

  The 1995 Plan provides that eligible directors shall receive two types of option grants, initial grants and annual grants. The initial grants are granted automatically on the date the eligible director is elected to the Board of Directors and the annual grants are granted automatically on the first business day immediately following each annual meeting of the Company's shareholders (the "Annual Option Grant Date"). The amount of options granted and limitations with respect to the frequency and vesting of the grants will vary depending on whether the eligible directors are in office on the day immediately following the 1995 annual meeting of shareholders (the "1995 Directors").

  The 1995 Directors will be granted automatically an option to purchase 16,000 shares of common stock of the Company on the Annual Option Grant Date following the 1995 annual meeting of shareholders, an option to purchase 8,000 shares of common stock of the Company on the Annual Option Grant Date following the 1996 annual meeting of shareholders and an option to purchase 4,000 shares of common stock of the Company on each Annual Option Grant Date thereafter during the term of the 1995 Plan to the extent they are an eligible director at that time. These options will not be exercisable for a period of six months after the date on which they were granted, but thereafter will be exercisable in full at any time or from time to time during the term of the option, provided that such options may become fully exercisable upon a director's resignation from the Board of Directors or death of the optionee. If the nominees for director standing for reelection at the 1995 annual meeting of shareholders are elected and all eligible directors remain on the Board of Directors until the Annual Option Grant Date following such meeting, nine directors will be eligible to receive grants in the manner described in this paragraph.

  All other eligible directors will be granted initial options to purchase 9,000 shares of common stock of the Company automatically on the date the director is elected to the Board of Directors during the term of the 1995 Plan. These options will not be exercisable for a period of one year after the date on which they were granted, but thereafter will become exercisable as to one-third of the shares covered by the option on each anniversary date of the option grant, provided that such options may become fully exercisable upon a director's resignation from the Board of Directors or death of the optionee. Annual options to purchase 4,000 shares of common stock of the Company are to be made to eligible directors in office on the Annual Option Grant Date during the term of the 1995 Plan, provided such director has not been granted an initial option as described in this paragraph within 12 months of such Annual Option Grant Date. These options will not be exercisable for a period of six months after the date on which they were granted, but thereafter will be exercisable in full at any time or from time to time during the term of the option, provided that options granted under the Plan may become fully exercisable upon a director's resignation from the Board of Directors or death of the optionee. Effective at the 1995 annual meeting of shareholders, the size of the Board of Directors will be reduced to 10 directors. If the nominees for director standing for reelection at the 1995 annual meeting of shareholders are elected and all eligible directors remain on the Board of Directors until the Annual Option Grant Date following such meeting, all nine non-employee directors will be eligible to receive grants as 1995 Directors as described in the preceding paragraph. Unless or until one of the 1995 Directors resigns or retires from the Board and a new director is elected to fill the vacancy or if and when the Board of Directors, pursuant to the bylaws, increases the size of the Board of Directors and a new director or directors is elected, no grants will be made as described in this paragraph.

  No options have been granted under the 1995 Plan to date.

  In the event that the Company's shares of common stock are changed by a stock dividend, split or combination of shares, or a merger, consolidation or reorganization with another company in which holders of the Company's common stock receive other securities, or any other relevant change in the capitalization of the Company, a proportionate or equitable adjustment will be made in the number or kind of shares subject to unexercised options or available for options and in the purchase price of shares.

  The price at which shares may be purchased pursuant to options granted under the 1995 Plan is the fair market value of the stock on the date as of which the option is granted. Fair market value is defined as the closing sale price of the Company's common stock on the date of the grant of the option, as reported on the New York Stock Exchange, Inc.

  Options under the 1995 Plan are not transferable by the optionee otherwise than by will or the laws of descent and distribution.

  The Company understands that under existing federal income tax law (i) no income will be recognized by the optionee at the time of grant, (ii) upon exercise of an option the optionee will be required to treat as ordinary income the difference on the date of exercise between the option price and the fair market value of the stock purchased, and the Company will be entitled to a deduction equal to such amount, and (iii) assuming the shares received upon the exercise of an option constitute capital assets in the optionee's hands, any gain or loss upon disposition of the shares will be treated as capital gain or loss, which will be long-term if the shares have been held longer than one year.

  The Board of Directors may amend or discontinue the 1995 Plan at any time, provided that the 1995 Plan may not be amended more than once every six months except to comply with changes in the Code and the Employee Retirement Income Security Act ("ERISA") and provided further, that no such amendment or discontinuance may, without the consent of the optionee, change or impair any option previously granted, or without shareholder approval, increase the maximum number of shares which may be purchased by all eligible directors, change the minimum purchase price or change the option period or increase the time limitations on the grant of options.

Management's Recommendation

  The Board of Directors recommends a vote FOR the proposal to approve the 1995 Plan. The affirmative vote of the holders of a majority of shares present in person or by proxy and entitled to vote at the meeting is necessary to approve the proposal. Unless otherwise instructed proxies will be voted in favor of the amendment.

                 APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

  The Board of Directors has appointed Arthur Andersen & Co. as independent public accountants for the Company for the fiscal year ending December 31, 1995. A proposal to ratify this appointment will be presented at the Annual Meeting. Arthur Andersen & Co. has examined the Company's financial statements since 1981. Representatives of Arthur Andersen & Co. are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions from shareholders.

Management's Recommendation

  The Board of Directors recommends a vote FOR this proposal. If the appointment is not ratified by the shareholders, the Board of Directors is not obligated to appoint other independent public accountants, but the Board of Directors will give consideration to such unfavorable vote.

                                 OTHER MATTERS

  The Board of Directors of the Company knows of no other matters which may come before the meeting. However, if any matters other than those referred to above should properly come before the meeting calling for a vote of the shareholders, it is the intention of the persons named in the enclosed proxy to vote such proxy in accordance with their best judgment.

               SHAREHOLDER PROPOSALS FOR THE NEXT ANNUAL MEETING

  Any proposal by a shareholder to be presented at the next Annual Meeting must be received at the Company's principal executive offices, 300 Opus Center, 9900 Bren Road East, Minnetonka, Minnesota 55343, not later than December 2, 1995.

                                          BY ORDER OF THE BOARD OF DIRECTORS,

                                          Kevin H. Roche
                                          Secretary

Dated: March 31, 1995

                                                                       EXHIBIT A

                         UNITED HEALTHCARE CORPORATION

                     NONEMPLOYEE DIRECTOR STOCK OPTION PLAN

Section 1. Purpose.

  This plan shall be known as the "United HealthCare Corporation Nonemployee Director Stock Option Plan" and is hereinafter referred to as the "Plan." The purpose of the Plan is to promote the interests of United HealthCare Corporation, a Minnesota corporation (the "Company"), by enhancing its ability to attract and retain the services of experienced and knowledgeable independent directors and by providing additional incentive for these directors to increase their interest in the Company's long-term success and progress.

Section 2. Administration.

  The Plan shall be administered by a committee (the "Committee") of three or more persons appointed by the Board of Directors of the Company. Grants of stock options under the Plan and the amount and nature of the awards to be granted shall be automatic as described in Section 6. However, all questions of interpretation of the Plan or of any options issued under it shall be determined by the Committee and such determination shall be final and binding upon all persons having an interest in the Plan.

Section 3. Participation in the Plan.

  Each director of the Company shall be eligible to participate in the Plan unless such director is an employee of the Company or any subsidiary of the Company.

Section 4. Stock Subject to the Plan.

  Subject to the provisions of Section 10 hereof, the stock to be subject to options under the Plan shall be authorized but unissued shares of the Company's common stock, par value $.01 per share (the "Common Stock"). Subject to adjustment as provided in Section 10 hereof, the maximum number of shares with respect to which options may be exercised under this Plan shall be 350,000 shares. If an option under the Plan expires, or for any reason is terminated, any shares that have not been purchased upon exercise of the option prior to the expiration or termination date shall again be available for options thereafter granted during the term of the Plan.

Section 5. Nonqualified Stock Options.

  All options granted under the Plan shall be nonqualified stock options that do not qualify as incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended.

Section 6. Terms and Conditions of Options.

  Each option granted under this plan shall be evidenced by a written agreement in such form as the Committee shall from time to time approve, which agreements shall comply with and be subject to the following terms and conditions:

    (a) Annual Option Grants. Each eligible director of the Company in office on the first business day immediately following each annual meeting of the Company's shareholders (the "Annual Option

  Grant Date") held during the term of the Plan shall be granted automatically on the Annual Option Grant Date an option to purchase 4,000 shares of Common Stock, provided that no director shall be granted an option with respect to an Annual Option Grant Date if such director has been granted an option under Section 6(b) hereof within 12 months of such Annual Option Grant Date, and except that, in lieu thereof, each eligible director of the Company who is in office on the Annual Option Grant Date immediately following the 1995 annual meeting of shareholders (the "1995 Annual Meeting"), shall be granted automatically (i) an option to purchase 16,000 shares of Common Stock on the Annual Option Grant Date following the 1995 Annual Meeting, (ii) an option to purchase 8,000 shares of Common Stock on the Annual Option Grant Date following the 1996 annual meeting of shareholders, and (iii) an option to purchase 4,000 shares of Common Stock on each Annual Option Grant Date thereafter. Each option granted pursuant to this Section 6(a) shall have an exercise price as determined pursuant to
  Section 7 hereof.

    (b) Initial Option Grants. Each eligible director of the Company that is elected to the Board of Directors after the Annual Option Grant Date following the 1995 Annual Meeting shall be granted automatically on the date that the director is elected to the Board of Directors an option to purchase 9,000 shares of Common Stock. Notwithstanding Section 6(e), the options granted pursuant to this Section 6(b) shall not be exercisable for a period of one year after the date on which they were granted, but thereafter will become exercisable as to one-third of the shares covered by the option on each anniversary date of the option grant. Each option granted pursuant to this Section 6(d) shall have an exercise price as determined pursuant to Section 7 hereof.

    (c) Options Non-Transferable. No option granted under the Plan shall be transferable by the optionee otherwise than by will or by the laws of descent and distribution as provided in Section 6(f) hereof. During the lifetime of the optionee, the options shall be exercisable only by such optionee. No option or interest therein may be transferred, assigned, pledged or hypothecated by the optionee during such optionee's lifetime, whether by operation of law or otherwise, or be made subject to execution, attachment or similar process.

    (d) Period of Options. Options shall terminate upon the expiration of 10 years from the date on which they were granted.

    (e) Exercise of Options.

      (i) Options granted under the Plan shall not be exercisable for a period of six months after the date on which they were granted, but thereafter will be exercisable in full at any time or from time to time during the term of the option, provided that options granted under the Plan may become fully exercisable upon a director's resignation from the Board of Directors or death of the optionee.

      (ii) The exercise of any option granted hereunder shall only be effective at such time as counsel to the Company shall have determined that the issuance and delivery of Common Stock pursuant to such exercise will not violate any federal or state securities or other laws. An optionee desiring to exercise an option may be required by the Company, as a condition of the effectiveness of any exercise of an option granted hereunder, to agree in writing that all Common Stock to be acquired pursuant to such exercise shall be held for his or her own account without a view to any distribution thereof, that the certificates for such shares shall bear an appropriate legend to that effect and that such shares will not be transferred or disposed of except in compliance with applicable federal and state securities laws.

      (iii) An optionee electing to exercise an option shall give written notice to the Company of such election and of the number of shares subject to such exercise. The full purchase price of such shares shall be tendered with such notice of exercise. Payment shall be made to the Company in cash (including check, bank draft or money order).

    (f) Effect of Death. If the optionee shall die prior to the time the option is fully exercised, such option may be exercised at any time within one year after his or her death by the personal representatives or administrators of the optionee or by any person or persons to whom the option is transferred by will or the applicable laws of descent and distribution, to the extent of the full number of shares the optionee was entitled to purchase under the option on the date of death and subject to the condition that no option shall be exercisable after the expiration of the term of the option.

Section 7. Option Exercise Price.

  The option exercise price per share for the shares covered by each option shall be equal to the "fair market value" of a share of Common Stock as of the date on which the option is granted. For the purposes of the Plan, the fair market value of the Common Stock on a given date shall be the closing price of the Common Stock on such date on the New York Stock Exchange, Inc. (the "NYSE") Composite Tape, if the Common Stock is then being traded on the NYSE. If on the date as of which the fair market value is being determined the Common Stock is not publicly traded, the Committee shall make a good faith attempt to determine such fair market value and, in connection therewith, shall take such actions and consider such factors as it deems necessary or advisable.

Section 8. Time for Granting Options.

  Unless the Plan shall have been discontinued as provided in Section 12 hereof, the Plan shall terminate upon the expiration of 10 years from the date upon which it takes effect as provided in Section 11 hereof. No option may be granted after such termination, but termination of the Plan shall not, without the consent of the optionee, alter or impair any rights or obligations under any option theretofore granted.

Section 9. Limitation of Rights.

  (a) No Right to Continue as a Director. Neither the Plan, nor the granting of an option nor any other action taken pursuant to the Plan, shall constitute, or be evidence of, any agreement or understanding, express or implied, that the Company will retain a director for any period of time, or at any particular rate of compensation.

  (b) No Shareholder Rights for Options. An optionee shall have no rights as a shareholder with respect to the shares covered by options until the date of the issuance to such optionee of a stock certificate therefor, and no adjustment will be made for cash dividends or other rights for which the record date is prior to the date such certificate is issued.

Section 10. Adjustments to Common Stock.

  If there shall be any change in the Common Stock through merger, consolidation, reorganization, recapitalization, stock dividend (of whatever amount), stock split or other change in the corporate structure, appropriate adjustments in the Plan and outstanding options shall be made. In the event of any such changes, adjustments shall include, where appropriate, changes in the aggregate number of shares subject to the Plan, the number of shares subject to outstanding options and the option exercise prices thereof in order to prevent dilution or enlargement of option rights.

Section 11. Effective Date of the Plan.

  The Plan shall take effect immediately upon its approval by the affirmative vote of the holders of a majority of the shares present in person or by proxy and voted at a duly held meeting of shareholders of the Company.

Section 12. Amendment of the Plan.

  The Board may suspend or discontinue the Plan or revise or amend it in any respect whatsoever; provided, however, that without approval of the shareholders of the Company no revision or amendment shall be made that (a) absent such shareholder approval, would cause Rule 16b-3, as promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or any successor rule or regulation thereto, to become unavailable with respect to the Plan, or (b) requires the approval of the Company's shareholders under any rules or regulations of the NYSE that are applicable to the Company. The Board shall not alter or impair any option theretofore granted under the Plan without the consent of the holder of the option.

Section 13. Governing Law.

  The Plan and all determinations made and actions taken pursuant hereto shall be governed by the laws of the State of Minnesota and construed accordingly.

Section 14. Compliance with Exchange Act.

  Transactions under the Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the Exchange Act. To the extent any provision of the Plan or action by the Committee fails to so comply, such provision or action shall be deemed null and void to the extent permitted by law and deemed advisable by the Committee.

_______________________________________________________________________________

P   R   O   X   Y

                         UNITED HEALTHCARE CORPORATION

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby appoints William W. McGuire and Kevin H. Roche as Proxies, each with the power to appoint his substitute, and hereby authorizes each or any of them to represent and to vote, as designated below, all of the shares of Common Stock of United HealthCare Corporation held of record by the undersigned on March 13, 1995, at the Annual Meeting of Shareholders to be held on May 10, 1995 or any adjournment thereof.
________________________________________________________________________________

 1. ELECTION OF DIRECTORS
    Nominees: William C. Ballard, Richard T. Burke, William W. McGuire, M.D.
    FOR all nominees             WITHHOLD AUTHORITY to vote for all nominees
       listed above              listed above [_]
       except as noted
       herein [_]

    To withhold authority to vote for any individual nominee, print that nominee's name on the line below:

    ______________________________________________________
________________________________________________________________________________

 2. PROPOSAL relating to adoption of United HealthCare Corporation 1995 Non-employee Director Stock Option Plan.
                       FOR [_]  AGAINST [_]  ABSTAIN [_]
________________________________________________________________________________

 3. PROPOSAL to ratify appointment of independent public accountants.
                       FOR [_]  AGAINST [_]  ABSTAIN [_]
________________________________________________________________________________

 4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

             (Continued and to be SIGNED AND DATED on Reverse Side)
________________________________________________________________________________

________________________________________________________________________________

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN, REGISTERED SHARES WILL BE VOTED FOR ALL DIRECTORS NAMED IN ITEM 1 AND FOR PROPOSALS 2 AND 3.

SHARES HELD IN THE UNITED HEALTHCARE CORPORATION EMPLOYEE STOCK OWNERSHIP PLAN (ESOP SHARES) WILL BE VOTED ACCORDING TO YOUR INSTRUCTIONS. HOWEVER, IF INSTRUCTIONS ARE NOT RECEIVED, OR IF THIS CARD IS NOT PROPERLY EXECUTED, THE ESOP SHARES WILL NOT BE DEEMED TO BE REPRESENTED FOR PURPOSES OF CALCULATING THE VOTE.

Please sign exactly as the name appears below. When shares are held by joint tenants, both should sign. When signing as an attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                                                           ESOP Shares
                                                           Registered Shares


                                         ___________________________________
                                         Signature

                                         ___________________________________
                                         Signature if held jointly

                                         Dated: _____________________ , 1995
 _____________________________________________________________________________
 PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED
                                    ENVELOPE
 _____________________________________________________________________________
________________________________________________________________________________